Filed pursuant to Rule 424(b)(3)

Registration No. 333-225157

PROSPECTUS SUPPLEMENT NO. 1

(To the Prospectus Dated June 26, 2018)

Up to 2,148,801 Shares of Common Stock

This Prospectus Supplement No. 1 supplements the information contained in the Selling Stockholder Prospectus, dated as of June 26, 2018 (the “Prospectus”), relating to the resale of up to 2,148,801 shares of our common stock by selling stockholders.

This Prospectus Supplement No. 1 is being filed to include the information set forth in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on July 27, 2018.

You should read this Prospectus Supplement No. 1 in conjunction with the Prospectus. This Prospectus Supplement No. 1 is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement No. 1 supersedes the information contained in the Prospectus. This Prospectus Supplement No. 1 is not complete without, and may not be utilized except in connection with, the Prospectus.

The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We will not receive any proceeds from the sale of the shares by the selling stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

We are an “emerging growth company” under the federal securities laws and have elected to be subject to reduced public company reporting requirements. An investment in our common stock may be considered speculative and involves a high degree of risk, including the risk of a substantial loss of your investment. See “Risk Factors” beginning on page 10 of the Prospectus to read about the risks you should consider before buying shares of our common stock. An investment in our common stock is not suitable for all investors. See “Risk Factors-Risks Relating to Ownership of Our Securities.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 1 is July 27, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2018

HyreCar Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38561	47-248087
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

355 South Grand Avenue, Suite 1650 Los Angeles, California	90071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 688-6769

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective July 23, 2018, the Board of Directors (the “Board”) of HyreCar Inc. (the “Company”) appointed Brooke Skinner Ricketts as a Class III director to fill a vacancy on the Board. Mrs. Skinner Ricketts is expected to stand for re-election at the Company’s 2020 annual meeting of stockholders, when her Class III term will expire. The Board determined that Mrs. Skinner Ricketts is independent in accordance with the applicable rules of the Nasdaq Stock Market LLC. The Board has not yet determined on which committees Mrs. Skinner Ricketts will serve.

In connection with Mrs. Skinner Ricketts appointment to the Board, the Company has entered into a director services agreement with Mrs. Skinner Ricketts (the “Director Services Agreement”), pursuant to which she will receive a non-qualified stock option to purchase up to 72,500 shares of common stock under the Company’s 2018 Equity Incentive Plan, which shall vest quarterly over 24 months in equal installments, with an exercise price of $4.61 per share. The foregoing descriptions of the Director Services Agreement is qualified in its entirety by reference to the text of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Mrs. Skinner Ricketts was not selected as a director pursuant to any arrangements or understandings with the Company or with any other person, and there are no related party transactions between Mrs. Skinner Ricketts and the Company that would require disclosure under Item 404(a) of Regulation S-K.

On July 25, 2018, the Company issued a press release announcing the appointment of Mrs. Skinner Ricketts to the Board. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Director Services Agreement, dated as of July 25, 2018, by and between the Company and Brooke Skinner Ricketts.

99.1	Press release issued by HyreCar Inc. on July 25, 2018.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HyreCar Inc.

Date: July 27, 2018	By:	/s/ Joseph Furnari
Joseph Furnari
Chief Executive Officer

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Exhibit 10.1

HyreCar Final

Hyrecar Inc.

Board of Directors Services Agreement

This Board of Directors Services Agreement (this “Agreement”), dated July 25, 2018 (the “Effective Date”), is entered into between Hyrecar Inc., a Delaware corporation (the “Company”), and Brooke Skinner Ricketts, an individual (“Director”).

RECITALS

WHEREAS, the Company desires to retain the services of Director for the benefit of the Company and its stockholders; and

WHEREAS, Director desires to serve on the Company’s Board of Directors for the period of time and subject to the terms and conditions set forth herein.

NOW, THEREFORE, for consideration and as set forth herein, the parties hereto agree as follows:

AGREEMENT

1. Board Duties.

(a) Director agrees to provide services to the Company as a member of the Board of Directors as of the Effective Date. Director shall, for so long as he remains a member of the Board of Directors, meet with the other members of the Board of Directors and/or the Company’s executive officers upon request (including, at least quarterly meetings to take place either in-person at the Company’s corporate offices or telephonically), at dates and times mutually agreeable to the parties, to discuss any matter involving the Company (including any subsidiary). Director acknowledges and agrees that the Company may rely upon Director’s expertise in business disciplines where Director has significant experience with respect to the Company’s business operations and that such requests may require substantial additional time and efforts in addition to Director’s customary service as a member of the Board of Directors.

(b) Director understands that as a member of the Board of Directors he is bound by the duties of care, loyalty and good faith. As such, Director may not use Director’s position of trust and confidence to further Director’s private interests, Director must inform himself of all material information reasonably available before voting on a transaction and Director may act as a member of the Board of Directors only for the purpose of advancing the best interests of the Company and all of its stockholders, may not intentionally violate the law and may not consciously disregard Director’s duties to the Company (including any subsidiary) and its stockholders. Membership on the Board of Directors shall require adherence to board member conduct policies adopted by the Board of Directors and enforced equally upon all directors.

2. Compensation. As compensation for the services provided herein, subject to the approval of the Company’s Board of Directors, the Director shall receive non-qualified stock options to purchase up to 72,500 shares of the Company’s common stock (subject to adjustment for any reverse or forward stock split), issued under the Company’s 2018 Equity Incentive Plan (the “Plan”), in accordance with the terms of a Stock Option Agreement in substantially the form attached hereto as Exhibit A. Subject to the terms of forfeiture, termination and acceleration provided for in the Plan, each such Option shall vest over 24 months in equal installments of 8 quarters, with an exercise price of $4.61 per share.

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3. Reimbursement of Expenses. The Company will reimburse Director for qualified business expenses incurred on behalf of the Company in discharging Director’s duties as member of the Board of Directors, provided that any such expense in excess of $100 is approved in advance by the Company’s Chief Executive Officer or Chief Financial Officer and provided further that Director shall provide the Chief Financial Officer with reasonable substantiating documentation relating to such expenses prior to reimbursement. Upon the conclusion of Director’s service hereunder, any property of the Company, including, without limitation, laptops, personal computers and related equipment, used by Director may (if the Company agrees) be purchased by Director from the Company at its then current fair market value, to be determined in good faith by the Chief Financial Officer of the Company, or returned to the Company.

4. Non-Disparagement. Director agrees to forbear from making, causing to be made, publishing, ratifying or endorsing any and all disparaging remarks, derogatory statements or comments to any third party with respect to the Company and its affiliates, including, without limitation, the Company’s parent, subsidiaries, officers, directors and employees (collectively, “Company Parties”) . Further, Director hereby agrees to forbear from making any public or non-confidential statement with respect to any of the Company Parties. The duties and obligations of this paragraph 4 shall continue following the termination of this Agreement.

5. Confidentiality. Director agrees that Director will have access to and become acquainted with confidential proprietary information of the Company and its subsidiaries (“Confidential Information”) which is owned by the Company and its subsidiaries and is regularly used in the operation of the Company’s and its subsidiaries’ businesses. As used in this Agreement, the term “Confidential Information” shall mean proprietary and non-public information that is not disclosed by the Company in its filings with the Securities and Exchange Commission. Director agrees that the term “Confidential Information” as used in this Agreement is to be broadly interpreted and includes (i) information that has, or could have, commercial value for the business in which the Company or any of its subsidiaries is engaged, or in which the Company or its subsidiaries may engage at a later time, and (ii) information that, if disclosed without authorization, could be detrimental to the economic interests of the Company or any of its subsidiaries. Director agrees that the term “Confidential Information” includes, without limitation, any patent, patent application, copyright, trademark, trade name, service mark, service name, “know-how,” negative “know-how,” trade secrets, customer and supplier identities, characteristics and terms of agreement, details of customer or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisitions plans, science or technical information, ideas, discoveries, designs, computer programs (including source codes), financial forecasts, unpublished financial information, budgets, processes, procedures, formulae, improvements or other proprietary or intellectual property of the Company, whether or not in written or tangible form, and whether or not registered, and including all memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. Director acknowledges that all Confidential Information, whether prepared by Director or otherwise acquired by Director in any other way, shall remain the exclusive property of the Company. Director promises and agrees that Director shall not misuse, misappropriate, or disclose in any way to any person or entity any of the Company’s Confidential Information, either directly or indirectly, nor will Director use the Confidential Information in any way or at any time except as required in the course of Director’s business relationship with the Company. Director agrees that the sale or unauthorized use or disclosure of any of the Company’s Confidential Information constitutes unfair competition. Director promises and agrees not to engage in any unfair competition with the Company and will take measures that are appropriate to prevent its employees or contractors from engaging in unfair competition with the Company. Director further agrees that, at any time, upon the request of the Company and without further compensation, but at no expense to Director, Director shall perform any lawful acts, including the execution of papers and oaths and the giving of testimony, that in the opinion of the Company, its successors or assigns, may be necessary or desirable in order to obtain, sustain, reissue and renew, and in order to enforce, perfect, record and maintain, patent applications and United States and foreign patents on the Company’s or its subsidiaries’ inventions, and copyright registrations on the Company’s and its subsidiaries’ inventions. The duties and obligations of this paragraph 5 shall continue, even after the termination of this Agreement.

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6. Term. Except as otherwise provided herein, the term of this Agreement and the duties and obligations of Director and the Company under it shall continue until the earlier of (i) the date that the Company’s stockholders fail to re-elect Director as a member of the Company’s Board of Directors, including as a result of the failure by the Company to nominate Director as a candidate for election or (ii) the date that Director ceases to be a member of the Company’s Board of Directors for any reason. Director may voluntarily resign Director’s position on the Board of Directors at any time and such resignation shall not be considered a breach of this Agreement.

7. Cooperation. Director will notify the Company promptly if Director is subpoenaed or otherwise served with legal process in any matter involving the Company or any subsidiary and will cooperate in the review, defense or prosecution of any such matter. Director will notify the Company if any attorney who is not representing the Company contacts or attempts to contact Director (other than Director’s own legal counsel) to obtain information that in any way relates to the Company or any subsidiary, and Director will not discuss any of these matters with any such attorney without first so notifying the Company and providing the Company with an opportunity to have its attorney present during any meeting or conversation with any such attorney. In the event of any claim or litigation against the Company or Director based upon any alleged conduct, acts or omissions of Director during Director’s tenure as a director of the Company, Director will provide to the Company such information and documents as are necessary and reasonably requested by the Company or its counsel, subject to restrictions imposed by federal or state securities laws or court order or injunction. The foregoing shall be subject to the terms and conditions of any indemnification agreement entered into between the Company and Director, the terms and conditions of which shall govern and shall supersede this paragraph 7 in the event of any conflict between this paragraph 7 and such indemnification agreement.

8. Entire Agreement. This Agreement represents the entire agreement among the parties with respect to the subject matter herein.

9. Governing Law. This Agreement shall be governed by the law of the State of Delaware. Any action or proceeding arising out of or relating to this Agreement shall be filed in and heard and litigated solely before the federal courts of California located within Los Angeles County. Each party generally and unconditionally accepts the exclusive jurisdiction of such courts and venue therein.

10. Injunctive Relief. It is agreed that the rights and benefits of the Company pursuant to Sections 1, 4, 5, 6 and 7 of this Agreement are unique and that no adequate remedy exists at law if Director shall fail to perform, or breaches, any of Director’s obligations thereunder, that it would be difficult to determine the amount of damages resulting therefrom, and that any such breach would cause irreparable injury to the Company. Therefore, the Company shall be entitled to injunctive relief to prevent or restrain any such breach of this Agreement by Director.

11. Insurance. The Company shall use commercially reasonable efforts to maintain directors’ and officers’ liability insurance throughout the term of Director’s service to the Company as a director, in amounts and with such carrier(s) and on such terms as determined by the Board of Directors, or any committee of the Board of Directors empowered for such purpose.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto enter into this Agreement as of the date first set forth above.

THE COMPANY:

Hyrecar Inc.

By:	/s/ Joseph Furnari
Name:	Joseph Furnari
Title:	Chief Executive Officer

DIRECTOR:

/s/ Brooke Skinner Ricketts
Brooke Skinner Ricketts, an individual

EXHIBIT A

Form of Stock Option Agreement

[attached hereto]

A-1

HYRECAR INC

2018 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

This Stock Option Agreement (this “Agreement”) is made and entered into as of the date set forth on the signature page hereto by and between Hyrecar Inc, a Delaware corporation (the “Company”), and the undersigned participant (“Participant”). Unless otherwise defined herein, capitalized terms used herein shall have the same defined meanings as set forth in the Hyrecar Inc. 2018 Equity Incentive Plan attached hereto as Exhibit A (the “Plan”). The plan and all agreements thereunder are subject to the approval of the board of directors of the Company.

I. NOTICE OF STOCK OPTION GRANT

Participant has been granted an option to purchase Common Stock, subject to the terms and conditions of the Plan and this Agreement, as follows:

Participant:

Address:

Grant Number:
Grant Date:
Vesting Commencement Date:
Exercise Price per Share:
Number of Shares Subject to Option:
Total Exercise Price:
Type of Option:	ISO NSO	Term/Expiration
Date:		, or earlier as provided
in the Plan or this Agreement

Vesting Schedule; Accelerated Vesting:

This Option shall become vested and exercisable, in whole or in part, according to the following vesting schedule:

Termination Period:

This Option shall be exercisable for three months after Participant ceases to be a service provider, unless such termination is due to Participant’s death or disability, in which case this Option shall be exercisable for 12 months after Participant ceases to be a service provider. Notwithstanding the foregoing sentence, in no event may this Option be exercised after the Term/Expiration Date as provided above, and this Option may be subject to earlier termination as provided in the Plan.

II. AGREEMENT

1. Grant of Option. In consideration of the services to be rendered by Participant to the Company or any Affiliate and subject to the terms and conditions of the Plan and this Agreement, the Administrator hereby grants to Participant an option (this “Option”) to purchase the number of Shares set forth in the Notice of Stock Option Grant in Part I of this Agreement, at the Exercise Price per Share set forth in the Notice of Stock Option Grant in Part I of this Agreement (the “Exercise Price”).

If designated as an ISO in the Notice of Stock Option Grant in Part I of this Agreement, this Option is intended to qualify as an Incentive Stock Option; provided, however, that, to the extent that the aggregate Fair Market Value (determined at the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by Participant during any calendar year (under all plans of the Company and any Affiliate) exceeds $100,000, such Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options. Further, if for any reason this Option (or portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, this Option (or portion thereof) shall be regarded as a Nonstatutory Stock Option. In no event shall the Administrator, the Company or any Affiliate, or any of their respective employees or directors, have any liability to Participant (or any other Person) due to the failure of this Option (or portion thereof) to qualify for any reason as an Incentive Stock Option.

2. Exercise of Option.

(a) Right to Exercise. This Option shall be exercisable during its term in accordance with (i) the Vesting Schedule set out in the Notice of Stock Option Grant in Part I of this Agreement and (ii) the applicable provisions of the Plan and this Agreement. This Option may not be exercised for a fraction of a Share.

(b) Method of Exercise. This Option shall be exercisable by delivery of an option exercise notice in the form attached hereto as Exhibit B (the “Option Exercise Notice”) or in a manner and pursuant to such procedures as the Administrator may determine, which shall state the election to exercise this Option, the whole number of Shares with respect to which this Option is being exercised, and such other representations and agreements as may be required by the Company. If someone other than Participant exercises this Option, as permitted by the Plan, then such Person must submit documentation reasonably acceptable to the Company verifying that such Person has the legal right to exercise this Option. The Option Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all exercised Shares, together with any applicable tax withholding. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Option Exercise Notice accompanied by the aggregate Exercise Price, together with any applicable tax withholding.

3. Participant’s Representations. If the Common Stock has not been registered under the Securities Act at the time this Option is exercised, Participant shall concurrently with the exercise of all or any portion of this Option, if required by the Company, deliver to the Company Participant’s Investment Representation Statement in the form attached hereto as Exhibit C.

4. Lock-Up Period. Participant will not, during the period commencing on the date of the final prospectus relating to the registration by the Company for its own behalf of shares of its Common Stock or any other equity securities under the Securities Act on a Form S-1 (excluding a registration relating solely to employee benefit plans on Form S-1) or Form S-3 and ending on the date specified by the Company and the underwriter(s) (such period not to exceed 180 days in the case of the Company’s IPO or 90 days in the case of any registration other than the Company’s IPO, or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4) (or any successor provisions or amendments thereto), as applicable), (A) sell, dispose of, make any short sale of, offer, hypothecate, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer or encumber, directly or indirectly, any Shares or other securities convertible into or exercisable or exchangeable (directly or indirectly) for shares of Common Stock (whether such Shares or other securities are then held by Participant or thereafter acquired) (such Shares and other securities, the “Lock-Up Shares”) or (B) enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares. The foregoing provisions of this Section II.4 shall not prevent the exercise of any repurchase option in favor of the Company or apply to the sale of any Lock-Up Shares to an underwriter pursuant to an underwriting agreement or to the Transfer (as defined in Section II.7) of any Lock-Up Shares by Participant to any trust for the direct or indirect benefit of Participant or an Immediate Family Member (as defined in the Option Exercise Notice) of Participant (provided that the trustee of the trust agrees, in writing, to be bound by the restrictions set forth herein and provided further that any such Transfer (as defined in Section II.7) does not involve a disposition for value). Participant shall execute such documents as may be reasonably requested by the Company or the underwriters in connection with any registered offering described in this Section II.4 and that are consistent with this Section II.4 or necessary to give further effect thereto.

5. Method of Payment. To the extent permitted by Applicable Laws, payment of the aggregate Exercise Price as to all exercised Shares shall be by any of the following methods, or a combination thereof, at Participant’s election:

(a) cash;

(b) check;

(c) surrender of other Shares which (i) shall be valued at their Fair Market Value on the date of exercise and (ii) must be owned by Participant free and clear of any liens, claims, encumbrances or security interests, if accepting such Shares, in the Administrator’s sole discretion, will not result in any adverse accounting consequences to the Company; or

(d) consideration received by the Company under a cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan.

Any fraction of a Share which would be required to pay such aggregate Exercise Price shall be disregarded, and the remaining amount due shall be paid in cash by Participant.

6. Restrictions on Exercise. This Option may not be exercised unless the issuance of Shares upon such exercise, or the method of payment of consideration for such Shares, complies with Applicable Laws. Assuming such compliance, Shares shall be considered transferred to Participant, for income tax purposes, on the date on which this Option is exercised with respect to such Shares.

7. Non-Transferability of Option. This Option (or, prior to exercise, the Shares subject to this Option) may not be sold, pledged, assigned, hypothecated or otherwise transferred in any manner, including by entering into any short position, any “put equivalent position” or any “call equivalent position” (as defined in Rule 16a-1(h) and Rule 16a-1(b), respectively, of the Exchange Act), whether by operation of law or otherwise (“Transfer”), other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of Participant, only by Participant. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Participant.

8. Term of Option. This Option may be exercised only (i) within the term set out in the Notice of Stock Option Grant in Part I of this Agreement and (ii) in accordance with the terms and conditions of the Plan and this Agreement.

9. Tax Obligations.

(a) Tax Withholding. Participant agrees to make appropriate arrangements satisfactory to the Company to pay or provide for the satisfaction of all federal, state, local, foreign and other taxes (including Participant’s FICA obligation) required to be withheld with respect to the exercise of this Option. Participant acknowledges and agrees that the Company may refuse to honor the exercise of this Option, and refuse to deliver the Shares, if such withholding amounts are not delivered by Participant at the time of exercise.

(b) Notice of Disqualifying Disposition of ISO Shares. If this Option is an Incentive Stock Option, and if Participant makes a “disposition” (as defined in Section 424 of the Code) of all or any portion of the Shares acquired upon exercise of this Option within two years from the Grant Date set out in the Notice of Stock Option Grant in Part I of this Agreement or within one year after issuance of the Shares acquired upon exercise of this Option, then Participant shall immediately notify the Company in writing as to the occurrence of, and the price realized upon, such disposition. Participant agrees that Participant may be subject to income tax withholding by the Company on the compensation income recognized by Participant.

(c) Section 409A of the Code. Under Section 409A of the Code, an Option that was granted with a per Share exercise price that is determined by the U.S. Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a Share on the date of grant (a “discount option”) may be considered “deferred compensation.” An Option that is a “discount option” may result in (i) income recognition by Participant prior to the exercise of this Option, (ii) an additional 20% federal income tax, (iii) potential penalty and interest charges, and (iv) additional state income, penalty and interest tax to Participant (collectively, “409A Penalties”). Participant acknowledges that the Company cannot guarantee, and has not guaranteed, that the IRS will agree, in a later examination, that the per Share exercise price of this Option equals or exceeds the Fair Market Value of a Share on the date of grant. Participant agrees that, if the IRS determines that this Option is a “discount option,” Participant shall be solely responsible for Participant’s costs related to such a determination, including any 409A Penalties.

10. General Provisions.

(a) Power and Authority. Participant hereby represents to the Company that

(i) Participant has full power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Participant’s obligations hereunder, (ii) the execution, delivery and performance of this Agreement by Participant does not conflict with, constitute a breach of or violate any arrangement, understanding or agreement to which Participant is a party or by which Participant is bound, and (iii) this Agreement has been duly and validly executed and delivered by Participant and constitutes the legal, valid and binding obligation of Participant, enforceable against Participant in accordance with its terms.

(b) Survival. The representations, warranties, covenants and agreements made in or pursuant to this Agreement shall survive the execution and delivery hereof and shall not be affected by any investigation made by or on behalf of any party hereto.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict-of-law principles.

(d) Entire Agreement. This Agreement, together with the attached Exhibits, sets forth the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, discussions, representations and warranties, both written and oral, between the parties hereto, including any representations made during any interviews or relocation negotiations, with respect to such subject matter. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail.

(e) Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, (ii) one business day after being deposited with an overnight courier service (costs prepaid), (iii) when sent by facsimile or e-mail if sent during normal business hours and on the next business day if sent after normal business hours, in each case with confirmation of transmission by the transmitting equipment, or (iv) when received or rejected by the addressee, if sent by certified mail, return receipt requested, postage prepaid, in each case to the addresses, facsimile numbers or e-mail addresses and marked to the attention of the persons designated (by name or title) on the signature page hereto, as applicable, or to such other address, facsimile number, e-mail address or person as such party may designate by a notice delivered to the other party hereto.

(f) Successors and Assigns; Transfers. The Company may assign this Agreement, and its rights and obligations hereunder, in whole or in part, to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, sale of assets or stock or otherwise). Except as set forth herein, (x) neither this Agreement nor any rights, duties and obligations hereunder shall be assigned, transferred, delegated or sublicensed by Participant without the Company’s prior written consent and (y) any attempt by Participant to assign, transfer, delegate or sublicense this Agreement or any rights, duties or obligations hereunder, without the Company’s prior written consent, shall be void. Subject to any restrictions on transfer set forth herein, this Agreement shall be binding upon, and enforceable against, (i) the Company and its successors and assigns and (ii) Participant and his or her heirs, executors, successors, assigns, administrators and other legal representatives. Except as set forth herein, any transfer in violation of any restriction upon transfer contained in any provision hereof shall be void, unless such restriction is waived in accordance with the terms hereof.

(g) Modification and Waiver. This Agreement may not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each party hereto. Any term or provision hereof may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver or extension shall be validly and sufficiently authorized for the purposes hereof if, as to any party, it is authorized in writing by an authorized representative of such party. The failure or delay of any party to enforce at any time any provision hereof shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach hereof shall be held to constitute a waiver of any other or subsequent breach.

(h) Further Assurances. Participant shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may reasonably be necessary or desirable in the view of the Company to carry out the purposes or intent hereof, including the applicable Exhibits attached hereto.

(i) Severability. Should any provision contained herein be held as invalid, illegal or unenforceable, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth herein.

(j) Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive, (iii) the words “herein,” “hereof,” “hereby,” “hereto,” “hereunder” and words of similar import refer to this Agreement as a whole, and (iv) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding.” Unless the context otherwise requires, references herein: (A) to a Section or an Exhibit mean a Section or an Exhibit of, or attached to, this Agreement; (B) to agreements, instruments and other documents shall be deemed to include all subsequent amendments, supplements and other modifications thereto; (C) to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation referred to; (D) to any Person includes such Person’s successors and assigns, but, if applicable, only if such successors and assigns are not prohibited by this Agreement; and (E) to any gender includes each other gender. The Exhibits attached hereto shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The titles, captions and headings herein are for convenience of reference only and shall not affect the meaning or interpretation hereof. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(k) Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which, when taken together, shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each party hereto and delivered to the other party hereto. Delivery of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart of this Agreement. The exchange of copies of this Agreement and of signature pages hereto by facsimile transmission or e-mail shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes. Signatures transmitted by facsimile or e-mail shall be deemed to be original signatures for all purposes.

(l) Service Relationship At Will. Participant acknowledges and agrees that the vesting of this Option pursuant hereto is earned only by his or her continuing service as a service provider at will (and not through the act of being hired, being granted this Option or acquiring Shares hereunder). Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereby and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a service provider for the vesting period, or for any period at all, and shall not interfere with the right of either the Company or Participant to terminate Participant’s relationship as a service provider at any time, with or without cause or notice.

(m) Third Party Beneficiary Rights. No provisions hereof are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or employee of any party hereto or any other Person, unless specifically provided otherwise herein; provided, however, that Section II.4 is intended to benefit the underwriters for any registered offering described in Section II.4, and such underwriters shall have the right, power and authority to enforce the provisions of Section II.4 as though they were parties hereto.

(n) Adjustments. In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, reincorporation, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares, the Administrator will appropriately adjust the number, class and price of Shares subject to this Option, with such adjustment to be made in accordance with Section 409A of the Code.

(o) No Impact on Other Benefits. The value of this Option is not part of Participant’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

(p) Acceptance. Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof and hereby accepts this Option subject to all of the terms and provisions of the Plan and this Agreement (including all Exhibits attached hereto). Participant has reviewed, and fully understands all provisions of, the Plan and this Agreement in their entirety (including all Exhibits attached hereto) and has had an opportunity to obtain the advice of his or her own legal counsel, tax advisors and other advisors prior to executing this Agreement. Any questions or disputes regarding the interpretation of the Plan or this Agreement (including all Exhibits attached hereto), or arising hereunder or thereunder, shall be submitted by the Company or Participant to the Administrator, and Participant hereby agrees to accept as final, binding and conclusive all decisions, determinations and interpretations of the Administrator upon any such questions or disputes.

(q) Equitable Relief. In the event of a breach or threatened breach by Participant of any provision hereof, Participant hereby consents and agrees that the Company may seek, in addition to other available remedies, injunctive or other equitable relief from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Participant understands that any breach or threatened breach of this Agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefor, and Participant hereby consents to the issuance of an injunction or other equitable relief. The aforementioned equitable relief shall be in addition to, and not in lieu of, legal remedies, monetary damages or other available forms of relief.

(signature page follows)

IN WITNESS WHEREOF, the undersigned have executed this Stock Option Agreement as of________, 20__ ..

COMPANY

Hyrecar Inc

By:

Name:

Title: Chief Executive Officer

Notice Address: 355 South Grand Avenue, Suite 1650

Los Angeles, California 90071

Facsimile:

E-mail:

Attention:

PARTICIPANT

Notice Address:

Facsimile:

E-mail:

Attention:

Exhibits:

A – 2018 Equity Incentive Plan

B – Option Exercise Notice

[Signature Page to Stock Option Agreement]

EXHIBIT A

HYRECAR INC

2018 EQUITY INCENTIVE PLAN

A-1

EXHIBIT B

OPTION EXERCISE NOTICE

Hyrecar Inc.

355 South Grand Avenue, Suite

1650 Los Angeles, California 90071

Attention: Secretary

1. Exercise of Option. Effective as of today, , the undersigned (“Participant”) hereby elects to exercise Participant’s option (the “Option”) to purchase shares (the “Exercised Shares”) of the common stock of Hyrecar Inc, a Delaware corporation (the “Company”), under and pursuant to the Company’s 2018 Equity Incentive Plan (the “Plan”) and that certain Stock Option Agreement made and entered into as of_______ , 20__ by and between the Company and Participant (the “Option Agreement”).

2. Delivery of Payment. Participant herewith delivers to the Company the full exercise price of the Exercised Shares, as set forth in the Option Agreement, and any and all withholding taxes due in connection with the exercise of the Option.

3. Representations of Participant. Participant acknowledges that Participant has received, read and understood the Plan and the Option Agreement and agrees to abide, and be bound, by their terms and conditions.

4. Rights as Stockholder. Until the issuance of the Exercised Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or other distributions or any other rights as a stockholder shall exist with respect to the Exercised Shares, notwithstanding the exercise of the Option. The Exercised Shares shall be issued to Participant as soon as practicable after the Option is exercised in accordance with the Option Agreement. No adjustment shall be made for a dividend or distribution or other right for which the record date is prior to the date of issuance, except as provided in Section 13 of the Plan.

5. Tax Consultation. Participant understands that Participant may suffer adverse tax consequences as a result of Participant’s purchase or disposition of the Exercised Shares. Participant represents that Participant has consulted with any tax consultants Participant deems advisable in connection with the purchase or disposition of the Exercised Shares and that Participant is not relying on the Company for any tax advice.

6. Restrictive Legends and Stop-Transfer Orders.

(a) Legends. Participant understands and agrees that the Company shall cause the legends set forth below, or substantially equivalent legends, to be placed upon any certificate(s) evidencing ownership of the Exercised Shares, together with any other legends that may be required by the Company or by applicable federal or state securities laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

B-1

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, A RIGHT OF FIRST REFUSAL AND A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING AS SET FORTH IN AGREEMENTS BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SECURITIES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH RESTRICTIONS ON TRANSFER, RIGHT OF FIRST REFUSAL AND LOCK-UP PERIOD ARE BINDING ON TRANSFEREES OF THESE SECURITIES.

(b) Stop-Transfer Notices. In order to ensure compliance with the restrictions referred to herein and in the Option Agreement, including the provisions of Section II.4 of the Option Agreement, the Company may issue appropriate stop-transfer instructions to its transfer agent, if any, and, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c) Refusal to Transfer. The Company shall not be required to transfer on its books any Exercised Shares that have been Transferred in violation of any provision hereof or to treat as owner of such Exercised Shares, or otherwise to accord voting or dividend rights to, any purchaser or other transferee to whom such Exercised Shares shall have been so Transferred. Any attempt to Transfer Exercised Shares in violation hereof shall be null and void and shall be disregarded by the Company.

7. Consent to Notices by Electronic Transmission. Upon becoming a stockholder of the Company and without limiting the manner by which notice otherwise may be given effectively to Participant, Participant hereby consents in accordance with Section 232 of the Delaware General Corporation Law to stockholder notices given by the Company to Participant by any of the following forms of electronic transmission: (i) by facsimile telecommunications to the facsimile number set forth on the signature page to the Option Agreement or to such other facsimile number as Participant may designate by a written notice delivered to the Company; (ii) by electronic mail to the e-mail address set forth on the signature page to the Option Agreement or to such other e-mail address as Participant may designate by a written notice delivered to the Company; (iii) by a posting on an electronic network together with separate notice to Participant of such specific posting; and (iv) by any other form of electronic transmission when directed to Participant.

8. Capitalized Terms. Unless otherwise defined herein, capitalized terms used herein shall have the same defined meanings as set forth in the Plan or, if not defined therein, in the Option Agreement.

9. Governing Law; Severability. This Option Exercise Notice shall be governed by and construed in accordance with the laws of the State of California without regard to conflict-of-law principles. Should any provision contained herein be held as invalid, illegal or unenforceable, such holding shall not affect the validity of the remainder of this Option Exercise Notice, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth herein.

Submitted by:	Accepted by:

PARTICIPANT	COMPANY

Signature	By:

Name:

	Title:	Chief Executive Officer

Date Received:

B-2

Exhibit 99.1

FOR IMMEDIATE RELEASE

HyreCar Appoints Marketing Industry Veteran Brooke
Skinner Ricketts As Independent Director

Cars.com’s Chief Marketing Officer, Mrs. Skinner Ricketts, Adds Invaluable Marketing and
Automotive Industry Expertise

LOS ANGELES, JULY 25, 2018 - HyreCar, Inc. (Nasdaq: HYRE), the carsharing marketplace for ridesharing, today announced that Brooke Skinner Ricketts has joined its board of directors, effective July 23, 2018.

Mrs. Skinner Ricketts brings nearly two decades of relevant marketing and automotive industry expertise to HyreCar, and currently serves as Chief Marketing Officer for Cars.com. Prior to Cars.com, Mrs. Skinner Ricketts served as vice president of brand and design Avant, an online fintech platform that provides credit alternatives consumers. Previously, Mrs. Skinner Ricketts was head of brand strategy at Twitter, responsible for revenue-driving creative ideas for Fortune 200 clients.

“Brooke brings a wealth of invaluable experience and strategy to our board of directors,” said Joe Furnari, Chief Executive Officer of HyreCar. “Her tenure at industry leading technology companies, such as Cars.com, has been focused on ensuring that their digital marketplaces are well trusted by both consumers and partners, while enhancing the overall brand and image. We are eager to leverage her experience as we gain critical mass and grow our peer-to-peer ridesharing platform.”

“I’m excited to join HyreCar’s team as a director.” said Skinner Ricketts. “I look forward to contributing to HyreCar’s growth and success. The automotive industry is evolving rapidly and HyreCar is at the forefront transforming the industry with an incredibly relevant solution.”

About HyreCar

HyreCar, Inc. (Nasdaq: HYRE) actively operates in 34 states plus Washington, D.C. The carsharing marketplace for ridesharing was created to leverage technology and establish a presence in automotive asset sharing. Drivers and vehicle owners alike can utilize the platform to create an opportunity for themselves where one did not previously exist. By providing a safe, secure, and reliable marketplace, HyreCar helps both parties come together– one driver, one vehicle, one road at a time. For more information, please visit www.hyrecar.com.

Forward Looking Statements

Statements in this release concerning HyreCar’s future expectations and plans, including without limitation, HyreCar’s expectations regarding its future results, performance, prospects and opportunities, may constitute forward looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions You should not place reliance on these forward looking statements, which include words such as “believe,” “intend,” “may,” “potential” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, as well as those risks more fully discussed in the section entitled “Risk Factors” in HyreCar’s prospectus, dated June 26, 2018, that was filed with the U.S. Securities and Exchange Commission under File No. 333-225157, as well as discussions of potential risks, uncertainties, and other important factors in HyreCar’s subsequent filings with the U.S. Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Relations: Ronjini Joshua The Silver Telegram HyreCar@thesilvertelegram.com	Investor Contact: Ted Haberfield President ,MZ Group - MZ North America HYRE@mzgroup.us Web: www.mzgroup.us